Exhibit 99.1

GSC Acquisition Company Reports on Exchange Listing With NYSE Alternext US

New York, NY – February 13, 2009 - GSC Acquisition Company (NYSE Alternext US:GGA) (the “Company”) today announced it has received notice from the staff of the NYSE Alternext US LLC (formerly the American Stock Exchange) (the “Exchange”) that the Company is not in compliance with Section 704 of the Company Guide in that it did not hold an annual meeting of its stockholders during 2008.

The Company has been afforded the opportunity to submit a plan of compliance to the Exchange by March 10, 2009 that demonstrates the Company’s ability to regain compliance with Section 704 of the Company Guide by August 11, 2009. The Company currently intends to submit such a plan. If the Exchange accepts the plan, then the Company may be able to continue its listing during the period up to August 11, 2009, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the plan it submitted. If the Company fails to submit a plan acceptable to the Exchange, or even if accepted, if the Company is not in compliance with the continued listing standards by August 11, 2009, or the Company does not make progress consistent with the plan during such period, then the Exchange would be expected to initiate delisting proceedings.

The Company’s common stock continues to trade on Exchange. The Exchange has advised the Company that the Exchange is utilizing the financial status indicator fields in the Consolidated Tape Association’s Consolidated Tape System and Consolidated Quote Systems Low Speed and High Speed Tapes to identify companies that are in noncompliance with the Exchange’s continued listing standards. Accordingly, the Company will become subject to the trading symbol extension “.BC” to denote such noncompliance.